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Exhibit 5.9

PricewaterhouseCoopers LLP Chartered Accountants PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver, British Columbia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile +1 604 806 7806

Consent of Independent Chartered Accountants

We hereby consent to the incorporation by reference in this registration statement on Form F-10/A (the "Registration Statement") of Teck Cominco Limited (the "Company") of our auditors' report dated February 2, 2006, except for note 3(f) which is as of May 17, 2006, on the consolidated balance sheets of the Company as at December 31, 2005 and December 31, 2004 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three year period ended December 31, 2005.

We also consent to the references to us under the headings "Experts" and "Documents Filed as Part of the Registration Statement" in the Registration Statement.

Chartered Accountants

Vancouver, Canada
July 25, 2006

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

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  Exhibit 5.9